Exhibit 16.1

K. R. MARGETSON LTD.	Chartered Professional Accountant
331 East 5th Street	Tel: 604.220.7704
North Vancouver BC V7L 1M1	Fax: 1.855.603.3228
Canada

January 31, 2024

Office of the Chief Accountant

Securities and Exchange Commission

100F Street, NE

Washington, D.C. 20549

Dear Sirs/Mesdames:

I have read the statements made by Point of Care Nano-Technology, Inc. (the Company), which were provided to me and which I understand will be filed with the Commission pursuant to Item 4.01 of its Form 8-K, regarding my dismissal as their certifying accountant. I agree with the statements concerning my firm in such Current Report on Form 8-K.

I hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

/s/ K.R. Margetson Ltd

K.R. Margetson Ltd

North Vancouver, BC, Canada